CUSIP No. 650111107

EXHIBIT M

EXECUTION COPY

AGREEMENT

This Agreement, dated as of March 17, 2008 (the “Agreement”), is by and among The New York Times Company, a New York corporation (the “Company”), and the other parties signatory hereto (collectively, the “HCP Investors”).

WHEREAS, the HCP Investors beneficially own (as defined below) shares of Class A Common Stock, $0.10 par value, of the Company (the “Common Stock”) as specified on Schedule A of this Agreement (the “Shares”);

WHEREAS, prior to the date hereof the HCP Investors (i) delivered a letter (the “Nomination Letter”) to the Company, dated as of January 25, 2008, nominating (the “HCP Nomination”) four individuals for election to the Board of Directors of the Company (the “Board”) by the Class A Stockholders (as defined below) and (ii) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) related to the matters set forth in the Nomination Letter;

WHEREAS, the Company and the HCP Investors have agreed that it is in their mutual interests to enter into this Agreement, which, among other things, terminates the pending proxy contest for the election of directors at the 2008 Annual Meeting (as defined below);

WHEREAS, the Company has agreed that the size of the Board will be increased from thirteen to fifteen members, upon which, in accordance with the Company’s Certificate of Incorporation, the number of directors elected by Class A stockholders of the Company (the “Class A Stockholders”) shall be increased from four to five and the number of directors elected by Class B stockholders of the Company shall be increased from nine to ten, such increase to be effective as of the end of the 2008 Annual Meeting;

WHEREAS, the Company has agreed that, in connection with the Company’s 2008 Annual Meeting of Stockholders (including any adjournment or postponement thereof in accordance with this Agreement, the “2008 Annual Meeting”), the Board will nominate for election as a member of the Board, and recommend that the Class A Stockholders vote to elect as a director of the Company, Scott Galloway and James A. Kohlberg (each, an “HCP Investor Nominee” together, and including any Replacement HCP Nominee (as defined below), the “HCP Investor Nominees”); and

WHEREAS, the HCP Investors have agreed, during the Restricted Period (as defined below), to refrain from submitting any director nominations and to vote for the election of the Company’s nominees for directors at the 2008 Annual Meeting.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Defined Terms. For purposes of this Agreement:

(a)           The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)          The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to beneficially own and to be the beneficial owner of all shares of capital stock of the Company which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

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(c)           The term “Restricted Period” means the period from the date of this Agreement through the earlier of (i) the date that is 30 days prior to the first day of the notice period specified in the Company’s advance notice bylaw (Section 7 of Article I of the Company’s By-laws) applicable to the Company’s 2009 Annual Meeting of Stockholders and (ii) such date, if any, as the Company shall have materially breached any of its commitments or obligations set forth hereunder and shall not have cured such breach after 10 days’ written notice from the HCP Investors; provided, that the HCP Investors may terminate the Restricted Period at any time by written notice to the Company if (x) the Company refuses to grant its consent to a Replacement HCP Nominee as provided in clause (ii) to Section 2.1(d) within ten days following the request therefor or (y) the HCP Investor Nominees are removed from the Board pursuant to Section 2.1(h) hereof.

Section 1.2           Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

COVENANTS

Section 2.1	Board of Directors, Annual Meeting and Related Matters.

(a)           Board Expansion. As promptly as practicable following the date of this Agreement, the Company shall increase the size of the Board from thirteen to fifteen directors, such increase to be effective as of the end of the 2008 Annual Meeting.

(b)           2008 Annual Meeting. The Company shall use all reasonable best efforts to cause the 2008 Annual Meeting to be held and the election of directors thereat to be conducted on the scheduled date of April 22, 2008 and shall not delay or postpone such meeting date or election, unless a quorum is not obtained, in which case as promptly thereafter as practicable.

(c)            Nomination of New Directors. The Company agrees that at the 2008 Annual Meeting, the Board will:

(1) nominate each of the HCP Investor Nominees as a director of the Company whose term shall expire at the 2009 Annual Meeting; and

(2) cause all proxies received by the Company to be voted in the manner specified by such proxies.

(d)          Replacement Directors. If at any time during the Restricted Period any HCP Investor Nominee refuses to serve, or is unable to serve as a director of the Company as a result of such HCP Investor Nominee’s death, incapacity, failure to be elected at the 2008 Annual Meeting or otherwise, then (i) the HCP Investors shall be entitled to designate either Allen L. Morgan and Gregory Shove as a replacement HCP Investor Nominee or (ii) if neither Mr. Morgan nor Mr. Shove is willing or available to serve, then the HCP Investors shall select another replacement HCP Investor Nominee subject, in the case of this clause (ii), to the consent the Company, such consent not to be unreasonably withheld, delayed or conditioned (any replacement HCP Investor Nominee selected in accordance with clause (i) or (ii), a “Replacement HCP Nominee”), and such Replacement HCP Nominee shall be deemed an HCP Investor Nominee for all purposes of this Agreement. In proposing an individual as a Replacement HCP Nominee pursuant to clause (ii) of the immediately preceding sentence, the HCP Investors shall provide the Company with such information regarding such individual as would be required to nominate such individual as a director pursuant to Section 7 of Article I of the Company’s By-laws. In the event of the death, resignation, retirement or removal from the Board of any HCP Investor Nominee during the Restricted

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Period, the Board shall, as promptly thereafter as practicable, cause such HCP Investor Nominee to be replaced with a Replacement HCP Nominee.

(e)           Efforts. The Company shall use all reasonable best efforts to ensure that each of the HCP Investor Nominees are elected by the Class A Stockholders at the 2008 Annual Meeting.

(f)            Role of HCP Investor Nominees. Each of the HCP Investor Nominees, upon election to the Board, will serve as an integral member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines (it being understood that such policies shall not restrict the activities of the HCP Investors other than any HCP Investor Nominee) and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

(g)           Proxy Solicitation Materials. The Company and the Board agree that the Company’s Proxy Statement and proxy cards for the 2008 Annual Meeting and all other solicitation materials to be delivered to stockholders in connection with the 2008 Annual Meeting (in each case excepting any materials delivered prior to the date hereof) shall be prepared in accordance with, and in furtherance of, this Agreement. The Company will provide the HCP Investors with copies of any portion of proxy materials or other solicitation materials that contain statements relating to the HCP Investors, the HCP Investor Nominees or this Agreement a reasonable period (and, in any event, at least one business day) in advance of filing such materials with the SEC or disseminating the same in order to permit the HCP Investors a reasonable opportunity to review and comment on such materials. The HCP Investors will provide, as promptly as reasonably practicable, all information relating to the HCP Investor Nominees (and other information, if any) to the extent required under applicable law to be included in the Company’s Proxy Statement and any other solicitation materials to be delivered to stockholders in connection with the 2008 Annual Meeting. The Proxy Statement for the 2008 Annual Meeting shall contain the same type and tenor of information concerning the HCP Investor Nominees as provided for the Company’s other director nominees.

(h)           Stock Ownership. If at any time during the Restricted Period the HCP Investors together with their Affiliates fail to collectively beneficially own at least 40% of the number of shares of the Company they beneficially owned as of the record date for the 2008 Annual Meeting, the HCP Investors shall cause one HCP Investor Nominee selected by the HCP Investors to promptly tender his resignation from the Board. If at any time during the Restricted Period the HCP Investors together with their Affiliates fail to collectively beneficially own at least 20% of the number of shares of the Company they beneficially owned as of the record date for the 2008 Annual Meeting (or, following the filing by the HCP Investors of a Schedule 13D reporting that such HCP Investors together with their Affiliates no longer collectively beneficially own at least 5% of the outstanding shares of Common Stock, the HCP Investors fail to provide reasonably satisfactory evidence to the Company, within three business days following request by the Company (which may be made from time to time at reasonable intervals), that the HCP Investors together with their Affiliates collectively beneficially own at least 20% of the number of shares of the Company they beneficially owned as of the record date for the 2008 Annual Meeting), the HCP Investors shall cause each HCP Investor Nominee to promptly tender his resignation from the Board. In furtherance of this Section 2.1(h), each HCP Investor Nominee has on the date hereof delivered an executed irrevocable resignation as director in the form attached hereto as Schedule C (and, in the case of replacement nominees, such replacement shall deliver his or her executed irrevocable resignation as director in such form prior to being appointed to the Board). For purposes of this Section 2.1(h), to the extent a person enters into a transaction for the purpose and with the effect of disposing of such person’s economic interests in shares of the Company, including pursuant to any hedging transaction or other derivative security, contract or instrument, then such person shall be deemed to have disposed of such person’s beneficial ownership in a ratable portion of such shares.

(i)            Committees. Until the Company’s 2009 Annual Meeting of Stockholders, so long as the HCP Investor Nominees serve on the Board, the Company shall cause at least one HCP Investor Nominee to be a member of the Nominating and Governance Committee of the Board and at least one HCP Investor Nominee to be a member of the Compensation Committee of the Board.

(j)            Expenses. Within five business days from the date of this Agreement, the Company shall reimburse the HCP Investors an amount equal to the HCP Investors’ actual out-of-pocket expenses incurred prior to the date of this Agreement in connection with the HCP Nomination (the HCP Investors shall provide reasonable

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documentation with respect to such expenses), including the preparation of related filings with the SEC and the fees and disbursements of counsel and other advisors, up to a maximum reimbursement of $250,000, and the HCP Investors hereby agree that such payment shall be in full satisfaction of any claims or rights it may have as of the date hereof for reimbursement of fees, expenses or costs in connection with the HCP Nomination.

Section 2.2           Voting Provisions. During the Restricted Period, the HCP Investors, together with their respective Affiliates, will cause all shares of Common Stock for which they have the right to vote as of the record date for the 2008 Annual Meeting to be present for quorum purposes and to be voted at such meeting or at any adjournments or postponements thereof, (a) in favor of each director nominated and recommended by the Board for election at such meeting and (b) against any stockholder nominations for director which are not approved and recommended by the Board for election at such meeting.

Section 2.3           Other Actions by the HCP Investors. Each of the HCP Investors agrees that, during the Restricted Period, neither it nor any of its Affiliates will, without the written consent of the Company, directly or indirectly, solicit proxies or written consents of stockholders with respect to the election of directors of the Company, or conduct any nonbinding referendum with respect to Common Stock with respect to the election of directors of the Company, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock with respect to the election of directors of the Company, or become a “participant” in any contested solicitation for the election of directors of the Company (as such terms are defined or used under the Exchange Act and the Rules promulgated thereunder) other than, in each case, solicitations or acting as a “participant” in support of all of the Company’s nominees.

Section 2.4            Additional Undertakings by the HCP Investors. By executing this Agreement, the HCP Investors hereby irrevocably withdraw their Nomination Letter and any nominations to the Board made prior to the date hereof and agree to terminate the pending proxy contest with respect to the election of directors at the 2008 Annual Meeting. Within two business days of the date of this Agreement, the HCP Investors shall file, or cause to be filed on their behalf, with the SEC an amendment to its Schedule 13D with respect to the Company disclosing the material contents of this Agreement.

Section 2.5           Publicity. Promptly after the execution of this Agreement, the Company and the HCP Investors will issue a joint press release in the form attached hereto as Schedule B.

ARTICLE III

OTHER PROVISIONS

Section 3.1	Representations and Warranties.

(a)           Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation of the Company, as amended, or the By-Laws of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b)           Representations and Warranties of the HCP Investors. Each of the HCP Investors represents and warrants that this Agreement and the performance by each such HCP Investor of its obligations hereunder (i) has been duly authorized, executed and delivered by such HCP Investor, and is a valid and binding obligation of such HCP Investor, enforceable against such HCP Investor in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such HCP Investor (except as has already been

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obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such HCP Investor, as amended, or any provision of any agreement or other instrument to which such HCP Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument. Each HCP Investor hereby further represents and warrants that, as of the date hereof, it is the beneficial owner of such number of shares of Common Stock as are set forth with respect to such HCP Investor on Schedule A of this Agreement.

Section 3.2           Confidentiality. The Company has no obligation to furnish Confidential Information to the HCP Investors or its representatives by virtue of this Agreement except for Confidential Information provided to the HCP Nominees in their capacity as directors (and as nominees for director) of the Company. Each of the HCP Investors hereby acknowledges that it is aware that the United States securities laws prohibit any person who has material, non-public information with respect to the Company from transacting in the securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities. Each of the HCP Investors agrees to comply with such laws and recognizes that the Company would be damaged by its non-compliance. The term “Confidential Information” shall mean any information that is confidential to the Company; provided that Confidential Information will not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by the HCP Investors or its representatives, (ii) was lawfully available to the HCP Investors on a non-confidential basis prior to its disclosure to the Company or its representatives by the Company or on its behalf or (iii) lawfully becomes available to the HCP Investors on a non-confidential basis from a source other than the Company or the Company’s representatives or agents, provided that such source is not bound by a confidentiality agreement with the Company of which the HCP Investors have been made aware.

Section 3.3	Remedies.

(a)          Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in New York County in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)          Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in New York County in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.5 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in New York County in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 3.4           Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 3.5           Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

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if to the Company:	The New York Times Company 620 Eighth Avenue New York, NY 10018 Facsimile: (646) 428-6177 Attention: General Counsel

with a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Facsimile: (212) 455-2502 Attention: John Finley Eric Swedenburg

if to the HCP Investors:	Harbinger Capital Partners NY, LLC 555 Madison Avenue, 16th Floor New York, NY 10022 Facsimile: (212) 508 3721 Attention: General Counsel

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Facsimile: (212) 757-3990 Attention: Robert B. Schumer Steven J. Williams

and to:	Harbinger Capital Partners One Riverchase Parkway South Birmingham, Alabama 35244 Facsimile: (205) 987 5505 Attention: General Counsel

Section 3.6           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 3.7           Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

Section 3.8           Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.9           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

THE NEW YORK TIMES COMPANY

By:	/s/ Rhonda L. Brayer
	Name:	Rhonda L. Brayer
	Title:	Secretary & Corporate Governance Officer

HCP INVESTORS:
HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:	/s/ Charles D. Miller
	Name:	Charles D. Miller
	Title:	Executive Vice President

HARBINGER CAPITAL PARTNERS OFFSHORE MANAGER, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:	/s/ Charles D. Miller
	Name:	Charles D. Miller
	Title:	Executive Vice President

HMC INVESTORS, L.L.C.

By:	/s/ Charles D. Miller
	Name:	Charles D. Miller
	Title:	Executive Vice President

[AGREEMENT SIGNATURE PAGE]

CUSIP No. 650111107

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC

By:	HMC – New York, Inc. Managing Member

By:	/s/ Charles D. Miller
	Name:	Charles D. Miller
	Title:	Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS GP, LLC

By:	HMC – New York, Inc. Managing Member

By:	/s/ Charles D. Miller
	Name:	Charles D. Miller
	Title:	Executive Vice President

HMC – NEW YORK, INC.

By:	/s/ Charles D. Miller
	Name:	Charles D. Miller
	Title:	Executive Vice President

HARBERT MANAGEMENT CORPORATION

By:	/s/ Charles D. Miller
	Name:	Charles D. Miller
	Title:	Executive Vice President

[AGREEMENT SIGNATURE PAGE]

CUSIP No. 650111107

HARBINGER CAPITAL PARTNERS NY, LLC

By:	Harbinger Capital Partners Master Fund I, Ltd., its manager

By:	Harbinger Capital Partners Offshore Manager, L.L.C., its investment manager

By:	HMC Investors, L.L.C., its managing member

/s/ William R. Lucas, Jr.
	Name:	William R. Lucas, Jr.
	Title:	Executive Vice President

FIREBRAND INVESTMENTS, LLC

By:	/s/ Scott Galloway
	Name:	Scott Galloway
	Title:	Founder and CIO

[AGREEMENT SIGNATURE PAGE]

CUSIP No. 650111107

SCHEDULE A

As of March 17, 2008, the HCP Investors together with their Affiliates collectively beneficially own an aggregate of 27,222,634 share of Common Stock. The beneficial ownership of each of the HCP Investors is as follows:

1.	Harbinger Capital Partners NY, LLC (“Harbinger NY”) may be deemed to be the beneficial owner of 27,222,434 shares of Common Stock.
2.

Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), by virtue of its control over the voting and disposition of the shares of Common Stock acquired by Harbinger NY with shares of Common Stock contributed to Harbinger NY or acquired by Harbinger NY capital contributed to Harbinger NY by the Master Fund, may be deemed to be the beneficial owner of 15,801,188 shares of Common Stock.

3.

Harbinger Capital Partners Offshore Manager, L.L.C. may be deemed to be the beneficial owner of 15,801,188 shares of Common Stock (such shares of Common Stock held by the Master Fund and acquired with shares of Common Stock contributed to Harbinger NY or acquired by Harbinger NY capital contributed to Harbinger NY by the Master Fund).

4.

HMC Investors, L.L.C. may be deemed to be the beneficial owner of 15,801,188 shares of Common Stock (such shares of Common Stock held by the Master Fund and acquired with shares of Common Stock contributed to Harbinger NY or acquired by Harbinger NY capital contributed to Harbinger NY by the Master Fund).

5.

Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Fund”), by virtue of its control over the voting and disposition of the Shares acquired by Harbinger NY with shares of Common Stock contributed to Harbinger NY or acquired by Harbinger NY capital contributed to Harbinger NY by the Special Fund, may be deemed to be the beneficial owner of 11,421,446 shares of Common Stock.

6.

Harbinger Capital Partners Special Situations GP, LLC may be deemed to be the beneficial owner of 11,421,446 shares of Common Stock (such shares of Common Stock held by the Special Fund and acquired with shares of Common Stock contributed to Harbinger NY or acquired by Harbinger NY capital contributed to Harbinger NY by the Special Fund).

7.

HMC - New York, Inc. may be deemed to be the beneficial owner of 11,421,446 shares of Common Stock (such shares of Common Stock held by the Special Fund and acquired with shares of Common Stock contributed to Harbinger NY or acquired by Harbinger NY capital contributed to Harbinger NY by the Special Fund).

8.

Harbert Management Corporation may be deemed to be the beneficial owner of 27,222,634 shares of Common Stock (such shares of Common Stock held by the Master Fund and the Special Fund and acquired with shares of Common Stock contributed to Harbinger NY or acquired by Harbinger NY capital contributed to Harbinger NY by the Master Fund and the Special Fund).

9.	As of the date hereof, Firebrand Investments, LLC may be deemed to be the beneficial owner of 0 Shares.

CUSIP No. 650111107

SCHEDULE B

[Form of Press Release]

Contacts:	For The New York Times Company: Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com
For Harbinger Capital Partners and Firebrand Partners: Andy Merrill/Tripp Kyle, 212-303-7600; E-mail: andy.merrill@finsbury.com , tripp.kyle@finsbury.com
This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY, HARBINGER CAPITAL AND FIREBRAND PARTNERS AGREE TO SETTLE PROXY CONTEST

NEW YORK, March 17, 2008 – The New York Times Company, the Harbinger Capital Partners Funds (“Harbinger”) and Firebrand Partners (“Firebrand”) announced today that they have reached an agreement under which Scott Galloway, founder of Firebrand, and James Kohlberg, chairman of Kohlberg & Company, will be added to the slate of Class A candidates nominated by the Board for election at the annual meeting of shareholders on April 22, 2008. The size of the Board will be increased from 13 to 15 directors. As a condition to the agreement, Harbinger and Firebrand have agreed to cease their efforts to elect a slate of four nominees to the Times Company’s Board of Directors at the 2008 annual meeting.

The other Class A nominees will be Robert E. Denham, Thomas Middelhoff and Doreen A. Toben. William E. Kennard, previously nominated to stand for election by the Class A shareholders, will now stand for election by the Class B shareholders. Harbinger and Firebrand have agreed to vote their Class A shares in favor of the Company’s recommended five-person slate.

Chairman Arthur Sulzberger, Jr. said, “We are pleased to have reached an agreement with Harbinger and Firebrand. Both the Board and management welcome the perspectives and insights of our proposed new directors.”

Philip A. Falcone, senior managing director of Harbinger, stated, “Our nominees look forward to working with the other directors and management to build and deliver value for all shareholders.”

About the New York Times Company

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 50Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

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About the Harbinger Capital Partners Funds

Founded in 2001 by Philip A. Falcone and Harbert Management Corporation, Harbinger Capital Partners has grown to one of the 15 largest hedge funds, by assets, in America. Harbinger’s mission is to achieve superior returns through investments in distressed/high yield securities, special situations and private loans and notes. The firm consists of a team of investment professionals who seek to develop investment opportunities through analytical rigor coupled with a contrarian viewpoint.

About Firebrand Partners, LLC

Firebrand Partners is an operational activist firm that invests in publicly-traded companies whose brand equity represents significant upside relative to their market capitalization. The firm seeks opportunities where its domain expertise and shareholder position can serve as the catalyst for unlocking value.

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CUSIP No. 650111107

SCHEDULE C

[Form of Irrevocable Resignation]

[Date]

Attention: Chairperson of the Board of Directors

Reference is made to the Agreement, dated as of March 17, 2008 (the “Agreement”), by and among The New York Times Company (the “Company”) and the HCP Investors (as defined therein). Capitalized terms used but not defined herein (and terms otherwise defined in the Agreement and used herein) shall have the meanings assigned to such terms in the Agreement.

In accordance with Section 2.1(h) of the Agreement, regarding stock ownership of the HCP Investors together with their Affiliates, I hereby tender my conditional resignation as a director of the Board, provided that this resignation shall be effective upon the Board’s acceptance of this resignation, and only in the event that:

(i) [at any time during the Restricted Period the HCP Investors together with their Affiliates fail to collectively beneficially own at least 40% of the number of shares of the Company they beneficially owned as of the record date for the 2008 Annual Meeting] [Only one of HCP Nominee’s resignation letters to contain this provision]; or

(ii) at any time during the Restricted Period the HCP Investors together with their Affiliates fail to collectively beneficially own at least 20% of the number of shares of the Company they beneficially owned as of the record date for the 2008 Annual Meeting, or, following the filing by the HCP Investors of a Schedule 13D reporting that such HCP Investors together with their Affiliates no longer collectively beneficially own at least 5% of the outstanding shares of Common Stock, the HCP Investors fail to provide reasonably satisfactory evidence to the Company, within three business days following request by the Company (which may be made from time to time at reasonable intervals), that the HCP Investors together with their Affiliates collectively beneficially own at least 20% of the number of shares of the Company they beneficially owned as of the record date for the 2008 Annual Meeting.

This resignation may not be withdrawn by me at any time during which it is effective.

Very truly yours,

Director